EXHIBIT 99.10

Prepared Remarks for Avocent Corporation Conference Call Thursday, April 27, 2006, 10:00 a.m. Central time

Following operator introduction of Samuel F. Saracino, Avocent Corporation's Executive Vice President for Legal and Corporate Affairs, General Counsel, and
Secretary:

Sam Saracino
------------

Thank you and good morning.

I want to remind all participants that this call will contain forward-looking statements. These include:

     o statements regarding future business prospects and economic conditions in general;

     o statements regarding the closing and acquisition of LANDesk Group Limited and the integration and synergies of the Avocent and the LANDesk operations, products, technologies, and businesses;

     o statements relating to Avocent's sales, our operating and gross margins, our product and distribution plans, our international operations and expansion, our OEM and other customers, our future general and administrative expenses, our future research and development expenses, and our future sales and marketing expenses;

     o statements regarding the engineering and design activities of the combined companies, the development and introduction of new products and technologies by the combined companies, and the size, growth, and leadership of the potential markets for these products and technologies in the future; and

     o statements regarding expected acquisition accounting in the current and subsequent quarters related to acquisition and transaction costs and adjustments (including, among other costs, amortization of intangible assets).

These forward-looking statements are based on current expectations that involve a number of risks and uncertainties, which could cause our actual results to differ materially. These risk factors are described in our periodic SEC filings (including our Annual Report on Form 10-K).

     The information discussed today will include certain non-GAAP financial measures. These operational measures are reconciled to the most directly related GAAP financial measures in our press release, which was distributed earlier today. That press release is available on our website, www.Avocent.com, and was filed on a Form 8-K with the SEC today.

     As we have previously stated, Avocent Corporation intends to comply fully with Regulation FD and we have adapted our investor relations practices and procedures to do so. Any and all guidance given to analysts and investors will be done only during this conference call--either in our prepared statements or during the question and answer session that follows. Accordingly, we encourage you to ask any questions you have concerning Avocent, LANDesk, or the acquisition, during this conference call since we will not be providing additional material commentary or guidance during one-on-one conversations with analysts or investors.

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     I would now like to introduce John Cooper, Avocent Corporation's Chairman and Chief Executive Officer. John....

John Cooper
-----------

Thanks, Sam.

I'd like to welcome you all to our call today from beautiful, sunny Salt Lake City.

I'd like to begin today's call by providing you with a very brief overview of our first-quarter financial results, which we announced this morning.

After that, I'll talk about our agreement to acquire LANDesk, which we also announced this morning.

I will then invite Joe Wang, the president and CEO of LANDesk, to say a few words about the transaction from his perspective.

Teddy Blankenship, Avocent's SVP Finance and Chief Financial Officer, will then give you his comments on Avocent's first quarter.

And then we'll be happy to take your questions. Let me also point out that we are planning a longer call this morning and will provide everyone with the opportunity to have all questions answered. So, don't think you have to get all of your questions answered at the first opportunity--you will get another chance if needed.

* * *

As we announced previously, revenue came in a little below our original estimates but within our revised range of guidance. However, from a business standpoint, the first quarter reflected good performance from most of our units. The tone of business is good.

We accomplished significantly more in planning for the integration of Cyclades than we had expected. We made great progress in integrating the Cyclades products into our DSView suite.

I am convinced that the activities of the first quarter position us well for the remainder of the year.

Teddy will be providing the customary commentary on our first-quarter results later in this call.

* * *

As you know, we announced this morning that Avocent has entered into a definitive agreement to acquire LANDesk.

Like all of my colleagues on Avocent's Board and senior-management team, I'm tremendously pleased to be entering into this important and exciting transaction, for a number of reasons.

Avocent is a leading supplier of connectivity solutions for enterprise data centers, branch offices and small to medium sized businesses.

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LANDesk, the former Software and Services division of Intel that was spun out of
Intel in 2002, is a recognized leader in software for the centralized management and protection of information technology assets.

Cyclades was the leading provider of serial-based infrastructure management products.

Bringing these great companies together truly reinvents IT management.

It does so by allowing us to offer always-on management solutions that put information-technology managers in control of all the hardware and software assets that enable their business services.

Specifically, the strategic combination of Avocent, LANDesk and Cyclades will enable us to offer enterprise IT managers one of the broadest ranges of value-added systems and security management products and solutions available anywhere, from anyone, creating new revenue, growth, and value creation opportunities.

We will now be able to offer a single, fully integrated management platform based on LANDesk's highly regarded, unified architecture.

The solutions made possible by that platform will span multiple IT disciplines, such as server, desktop, data center, network and security administration.

They will allow us to help our enterprise customers leverage their IT investments and solve multiple IT-related business problems.

Moreover, the combination of Avocent's hardware expertise and LANDesk's software services will also enable us to deliver these solutions through an appliance and software platform that is much easier to deploy and maintain than any competitive offering.

Let me take just a minute to talk about our experience with LANDesk and the fit with Avocent. We have had a relationship with LANDesk for nearly two years as part of our ISV program. During that time we have been impressed with their management team and the outstanding people in R&D, sales & marketing, field engineering and customer support.

We have found that our teams work well together and that LANDesk has outstanding technology, a strong product pipeline, a large and diverse customer base that complements ours, and share our vision for reinventing IT management.

We look forward to working with the LANDesk team to get the deal done as quickly as possible, and to deliver the value it will create to our respective customers, employees, business partners and investors.

* * *

Let me briefly summarize some of the transaction details, which you will also find in the press release we issued this morning.

The agreement provides for total consideration of $416 million, including $200 million in stock, $200 million in cash and $16 million in assumed options. $60 million of the stock consideration will be held in escrow for 18 months and will be available to meet any indemnifiable claims as specified in the acquisition agreements.

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The transaction value may be increased by up to $60 million if LANDesk meets certain revenue targets specified in the agreement.

We expect the transaction to be accretive to Avocent's operational earnings per share in 2006.

The transaction is subject to Hart-Scott-Rodino review and customary closing conditions, and we expect to complete the deal in 60 to 75 days.

For those of you who aren't yet familiar with LANDesk, let me tell you more about the company - and why we are so excited to be entering into a strategic combination with them.

As mentioned above, LANDesk is the former Software Products and Services division of Intel. It was spun out of Intel in September 2002, becoming a standalone, privately held company.

Since then, operating principally in the enterprise desktop administration market, LANDesk has emerged as a recognized leader in the centralized management and protection of enterprise information-technology assets.

LANDesk's principal product offerings are the LANDesk Management Suite (LDMS), a set of integrated desktop management tools, and LANDesk Security Suite (LDDS), an integrated security configuration suite. These tools and processes help information-technology managers at medium to enterprise-scale organizations control their network of desktops, servers, notebooks and mobile devices by centralizing and automating complex IT processes and allowing management of a heterogeneous IT environment from a single console.

LANDesk also offers several optional LDMS add-on modules including LANDesk Server Manager (LDSM), LANDesk Process Manager (LPM), LANDesk Patch Manager
(LDPM), and LANDesk Asset Manager (LDAM). Separately or together, these tools facilitate initial asset deployment and configuration, software distribution, software license management, remote problem diagnosis and repair, operating system migration, and fixed asset discovery.

Since becoming a standalone private company in 2002, LANDesk has achieved annual bookings growth of more than 40 percent per year. All of that growth has been organic.

In 2005, LANDesk achieved EBITDA of $7 million on revenue of $83.7 million. LANDesk has achieved positive EBITDA and cash flows each of the past three years.

Some other key facts about LANDesk:

o    It has long-term strategic relationships with several major OEMs.

o It has a well-diversified revenue base, with no end customer representing more than 10 percent of LANDesk's annual revenues.

o Approximately 60 percent of its revenue is generated by software license sales to IT customers, with the balance consisting of support and maintenance fees, consulting and implementation services and royalties for technology licensed to OEM customers.

o Just over half of its sales in 2005 were generated in North America, with the remainder primarily in Europe, Japan, China and Latin America.

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o    It has approximately 500 employees, with offices in 12 countries and employees in 18 countries.

After meeting with the LANDesk employees here in Utah this morning to welcome them to Avocent, I have to say I am even more excited to get the deal done as quickly as possible, and to deliver the value it will create to our respective customers, employees, business partners and investors.

Since I just summarized what LANDesk is and does, this is probably a good time to invite Joe Wang, LANDesk's president and CEO, to give you his perspective on the deal. After that, I'll turn the call over to Teddy Blankenship, who will comment on our first-quarter financial results and our current outlook for the year.

Here, then, is Joe Wang, president and CEO of LANDesk.

Joe Wang
--------

Thanks, John, and good morning, everyone.

I'd like to begin by saying how thrilled we at LANDesk are to become part of Avocent.

We have tremendous respect for the success that John Cooper and his colleagues have achieved in building Avocent into a major company on the hardware side of the IT infrastructure management business, and we think that by bringing together Avocent and LANDesk, a major company on the software side of that business, we can achieve great things together--in fact, much greater things, much faster, than either of our two companies could have achieved separately.

As John mentioned, and as the press release indicates, LANDesk became a private, standalone company in September of 2002, and we've been on an impressive trajectory ever since.

We have generated an average annual revenue growth of over 25% and have been EBITDA positive each year, funding all of our growth out of our own cash flow. It has been a very exciting, rewarding and successful three and a half years.

One measure of that success has been the industry recognition we've received. Today, LANDesk is viewed by many major industry analysts as a leader in centralized management and protection of enterprise IT assets.

We were recently ranked as the leading visionary vendor in Gartner's Magic Quadrant on IT Lifecycle Management.

And we were also the leader in all three segments of the Forrester Research Wave on Client Systems Management--a first for any vendor.

The excellence of our products has also been recognized by the press. For example, during the last two quarters of 2005, we won 1st place in 6 separate competitive shootouts worldwide including the NetworkWorld analysis, one of the premier comparisons in our industry where LANDesk took top honors. Of course, details about these important wins are available on our website.

LANDesk has always maintained a strong focus on our channel partners. Our relationships with channel partners such as CompuCom, CompuGen, Dell, Lenovo, and SHI, in addition to our existing group of more than 200 focused and dedicated VARs worldwide, have given our business a great deal of scalability.

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In addition, we have recently signed reseller agreements with companies such as
ComputaCenter, Fuji Xerox, NCS, and others that we expect to bear fruit going forward.

It's important to note, as John mentioned, that we have a great deal of diversity in our revenue from the channel. We believe this diversity and our global revenue base provides much more stability and safety than a heavily concentrated channel or geographic mix.

A large portion of LANDesk's growth over the last two years has come from our introduction of security management products, such as LANDesk Security Suite and LANDesk Patch Manager.

LANDesk was the first vendor to consolidate into a single product with a unified architecture all of the key functions IT and security administrators require to secure their enterprise. This lets our customers drive security policies from the same console and with the same ease as they had been driving their Systems Management policies.

Earlier this year, LANDesk introduced a Business and IT Process Management solution. Layering a process-based management console on top of our world-class management tools has made us more strategic and valuable to our customers by automating key IT and business tasks.

In conjunction with the growth of our sales channel, this process management orientation has opened doors for us in larger enterprises. We've witnessed a dramatic increase in the number of sales transactions valued at more than $100,000.

We're also very pleased with LANDesk's worldwide growth. LANDesk currently generates nearly half of its revenue outside the US. We are particularly strong in Europe, Japan and China, where we continue to break records quarterly for new business bookings and sell-through. LANDesk is also establishing strong footholds in Latin America, and throughout Asia.

Avocent's financial strength will provide LANDesk with additional resources to quicken the pace of development and entry into very large enterprise accounts. Avocent also brings sales reach and a large existing customer base to LANDesk that will help LANDesk continue its rapid growth.

So, to summarize, LANDesk has a long history of strong performance--operationally, technologically, competitively and financially.

We embrace this partnership with Avocent because it will enable us to create more value for our customers, our employees, our business partners, and our company and that in turn will create more value for Avocent.

Finally, as I said in today's release, I believe Avocent provides a great home for our employees and enhances the product suite and services that we can provide our customers and strategic partners. LANDesk will accelerate our business strategy with our usual blend of entrepreneurial energy and excellent execution, operating as a separate business unit under the Avocent umbrella.

LANDesk will preserve its organizational identity while becoming part of a well-capitalized enterprise with excellent prospects for accelerated growth. .

So thanks, John. We look forward to working with you and your colleagues in the weeks ahead to get this transaction finalized.


John Cooper
-----------

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Thank YOU, Joe. And now I'd like to ask Teddy Blankenship, our chief financial officer, to comment on our first quarter results and second-quarter outlook. Teddy?


Teddy Blankenship
-----------------

Good morning everyone. We are indeed excited about this historic day for Avocent. I will cover 3 main topics: 1st, more details on our first quarter performance, 2nd, our outlook for Q2, and 3rd, more details on the LANDesk transaction.

Our first quarter Sales were $94.5 million. Sales were up $17.7 million, or almost 23.1% compared to the first quarter of 2005. Sequentially sales were down $12.3 million, or 11.5% from our fourth quarter of 2005, due primarily to the normal seasonal decline in server shipments. Our Cyclades integration activities, which are now well along, also created distractions for our sales force and resellers.

Our combined branded sales from all product lines were up $11.2 million, or 30.6%, compared to Q1 of 2005, and were down $9.2 million, or 16.1%, from our fourth quarter.

Our OEM sales were $6.5 million higher than the first quarter of 2005, and decreased $3.1 million or 6.3% sequentially.

Total branded sales were $48 million for the quarter, and OEM sales, including our embedded revenue, were $46.5 million. Geographically, sales in the United States represented 56% of total sales and International represented the remaining 44% for the quarter.

Our digital product families accounted for 54% of first quarter revenue, up from 50% for the first quarter of 2005.

Our sales of new products which were introduced or significantly refreshed during the past 12 months contributed $30.2 million to revenue in the quarter at a combined gross margin significantly higher than our average gross margin.

Our Management Systems division, which includes the Cyclades business, contributed approximately 89% of our revenues in Q1. The Embedded group provided approximately 6.5% of our revenues and the other 3 divisions and unallocated revenues comprised the remaining 4.5%.

Embedded Solutions
------------------
Our Embedded Software and Solutions group, which includes our embedded KVM offerings and our IPMI management solutions, contributed $6.1 million in revenue for the first quarter. There were 4 new design wins during this quarter bringing the total design wins to 55. During Q1, 2006 we acquired the RMB line of business from Agilent for $5.9 million, to be paid in equal installments over the next five quarters. Agilent had five large customers and five smaller customers and we expect revenues of $5 - 6 million from these customers for the balance of 2006.

Margin:
-------
Total gross profit was $56 million for the quarter. Our gross margin, at 59.3% for the first quarter, is down as expected, 1.6 percentage points compared to 60.9% for the fourth quarter of 2005, and is up 2.5 percentage points when compared to 56.8% for Q1 2005. Our gross margin continues to be positively impacted by higher digital product sales and increased revenue from our Embedded Software and Solutions division.

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Operating Expenses:
-------------------
R&D costs were $12.9 million and represented 13.7% of sales. Sequentially R&D costs decreased $215,000 as we experienced savings from the R&D site closings completed last year. Compared to Q1 of 2005, R&D expenses decreased $1.3 million, primarily due to the reduced headcount and site closings. Selling, General and Administrative expenses were $22.7 million, or 24.1% of sales, and decreased by $173,000 from the fourth quarter of 2005. As expected, we experienced higher legal fees associated with the protection of our intellectual property rights. We also had increased advertising and promotion costs in Q1 to promote our newer products.

Our operating profit increased $12.8 million compared to the first quarter of 2005 and decreased $8.7 million compared to the record fourth quarter of 2005, to $20.4 million resulting in an operating margin of 21.5% for the first quarter of 2006.

Other income was $3 million for Q1, up $700,000 over Q4, and up $1.1 million over Q1 2005. We have seen a modest improvement in our investment yield from the recent rise in interest rates. We used approximately $27 million of cash in Q1 for our share repurchase program, and used approximately $92 million to fund the Cyclades acquisition on March 30.

Our effective tax rate for the quarter was 25.5% compared to 21.7% for Q4 2005 and 22.6% for Q1 2005. The mix of pretax profit among our U.S. and foreign companies affects the rate. Our pretax profits for the remainder of the year are expected to be more heavily weighted towards our Domestic operations and cause our effective tax rate for the year to increase. Our European operations also had rate increases which contributed to the increase in our annual income tax rate, which was offset slightly in Q1 by our favorable resolution of certain tax contingencies.

Income before the effects of intangible asset amortization, stock-based compensation and acquisition-related charges was $17.4 mi1lion or 18.4 % of sales. This compares to $24.6 million for the fourth quarter of 2005.

Earnings per share, before the effects of intangibles amortization, stock-based compensation and acquisition-related charges amounted to 35 cents per diluted share for the quarter versus 14 cents for the same quarter in 2005. Our diluted shares decreased year over year by about 1.4 million to 50.1 million this quarter. During the quarter, we bought back 825,000 shares of Avocent stock. As of today we have bought back approximately 3.4 million shares of the 4 million shares authorized for repurchase under this program.

At the end of the first quarter we had approximately $284 million in cash and investments. Cash flow from operations was approximately $16.5 million for the quarter. Starting with the first quarter of 2006, pursuant to FASB Statement 123
(R), the windfall tax benefits from stock option exercises will be treated as a financing activity rather than as an operating activity. This amount totaled $3.7 million in the first quarter of 2006.

During the quarter we invested approximately $1.7 million for capital expenditures related to software acquisitions, implementing additional software modules for internal use, upgrading an engineering test facility and various other smaller projects.

Q2 2006 Guidance
----------------

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Now for our guidance for Q2...

Like the rest of the technology industry, we traditionally experience a sequential increase in revenues from Q1 to Q2 as companies tend to purchase additional servers and other IT equipment in the second quarter of the calendar year. Additionally, we will have Cyclades included in our results for the full second quarter versus only 2 days in Q1. We expect no material impact on the quarter from LANDesk as we currently expect the acquisition to close in the first half of July. Generally, the tone of business is good as many industry analysts continue to forecast growth in IT spending and server shipments on a year over year basis. Accordingly, we believe that our revenues for Q2 will be in the range of $114 to $118 million, as we indicated in our press release on April 10.

We believe having a full quarter of sales of Cyclades products as well as continued strong sales of digital products and higher revenues from embedded solutions will positively impact gross margins again in Q2. We expect the combination of these factors to be sufficient to offset expected price declines and competitive issues, as well as ongoing costs from our environmental regulation compliance efforts, so that we expect our gross margin to be in the 59-60% range.

We implemented plans to contain the growth in legacy Avocent R & D spending in Q2 and Q3 of 2005. However we will also have a full quarter of R & D activities from Cyclades in Q2. We are in the process of integrating the Cyclades R&D efforts with Avocent's. We currently expect R & D for Q2 to be in the range of $15 - 16 million.

For S G & A expense, we will be integrating sales forces, marketing efforts, and administrative functions during Q2 and Q3. Our legal fees will be higher than Q1, as we expect more legal activity in the second quarter. Overall, we expect S G & A expenses to be in the range of $30 - 32 million.

The Q2 R & D and S, G & A expense expectations include Cyclades integration costs for retention and severance accruals, net of expected salary savings, totaling approximately $1 million. We expect that the headcount rationalization plan we implemented earlier in April will result in salary and benefit savings of approximately $1 million per quarter by the fourth quarter of this year.

We expect investment income to decrease due to lower cash and investments from funding the Cyclades acquisition and share repurchases in Q1, offset by cash generated by operations and slightly higher interest rates. The effective tax rate for the quarter should reflect our estimated rate for the year which is expected to be approximately 27%.

We expect the share count to be down slightly from the first quarter to the second quarter as we get a full quarter's impact of the shares repurchased during Q1 06, but this will be offset partially by new grants. From a GAAP standpoint, we also expect $2.5 million of pre-tax stock compensation expense during Q2 from our new restricted share and performance share program which our Board approved earlier this week. This program replaces our traditional stock option program and the related expense will be recognized over the applicable 2 and 3 year vesting periods.

Now turning to the details of the LANDesk acquisition, we expect to fund the initial purchase price, earn-out consideration, and transaction costs with $200 million of Avocent stock, with the remainder coming from our available cash and investments, as well as a $100 million revolving bank line of credit for which we have just obtained a commitment from a local bank. $60 million of the stock consideration will be placed into escrow for 18 months and will be available to meet any indemnifiable claims as specified in the acquisition agreements.

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We will also assume unvested stock options with an intrinsic value estimated to be approximately $16 million. The fair value of these options will be amortized over the related vesting period. Based on LANDesk's forecasts for the remainder of 2006, an expected closing date in early July, and the number of shares we would issue based on Avocent's closing share price yesterday, we expect this transaction will be accretive to our operational EPS by 6 - 8 cents per share in 2006. From a GAAP perspective most of the purchase price will be allocated to goodwill and other intangible assets. Excluding in process R & D, we expect this transaction will be dilutive to GAAP EPS by 12 - 16 cents, due primarily to the amortization of intangibles and assumed stock options as well as a slight reduction to deferred revenue from the application of purchase accounting.

LANDesk had revenue of $83.7 million in 2005 which was 26% higher than 2004, and $22.1 million in the first quarter of 2006, which was over 25% higher than the first quarter of 2005. LANDesk's EBITDA was $7 million in 2005 and $1.1 million in the first quarter of 2006.

We hope and expect to retain the talented management team and employees of LANDesk and will be working on a retention program between now and the date of closing to do so. We plan to keep LANDesk intact as a separate division and report it as a separate segment.

Thank you, I'll now turn the discussion back to John...


John Cooper
-----------


Thanks, Teddy. And now, we'd be happy to take questions. Because we have a lot of ground to cover this morning, I would like to ask those of you who have questions to keep them as brief as possible so that everyone who has a question has a chance to ask it.

Operator, we'll now take the first question....